Exhibit 16.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

July 22, 2009

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Hammer Handle Enterprises Inc. -- SEC File No. 333-148545

Dear Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K dated July 22, 2009 of Hammer Handle Enterprises, Inc. and are in agreement with the statements about our firm contained in sections (a)i, iii, iv, v, and vi.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC